Exhibit 99.1



FOR IMMEDIATE RELEASE:  Thursday, September 25, 1997

CONTACT:  L. William Rands, CFO              Madeleine Franco
          Monroc, Inc.                       or Andrew Graft
          (801) 359-3701                     Jordan Richard Assoc.
                                             (801) 595-8611


                MONROC, INC. NEGOTIATING SALE OF PRECAST DIVISION
                               TO ENCON WEST, INC.

SALT LAKE CITY, UTAH--- Monroc, Inc. (NASDAQ: MROC) announced today that, in accordance with its ongoing effort to maximize shareholder value, the company has entered into negotiations to sell all of the assets of its precast concrete division to EnCon West, Inc. of Denver, Colo.

The parties have agreed in principle that EnCon West will acquire the assets of Monroc's precast concrete division for the division's net book value, plus $3.5 million. The closing of the proposed transaction is subject to negotiation and execution of definitive agreements and satisfaction of certain preclosing conditions. The parties expect the transaction to close in October 1997.

Monroc, Inc. produces and sells ready-mix concrete, sand and gravel products, prestressed and precast concrete building components and accessories to the construction industry and the concrete trade in the Mountain States region.

                               ###

     Note:     The statements made in this press release are forward-looking statements and are subject to risks and uncertainties which may cause actual events to vary materially from the forward-looking statements. Factors which may cause such results to vary include, without limitation, the company's ability or inability to successfully consummate the proposed sales of its precast division on terms acceptable to Monroc, and the ability or inability of the parties to satisfy preclosing conditions.